Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-109474, 333-100238, and 333-53384 of BioSante Pharmaceuticals, Inc. (BioSante) on Form S-8 and Registration Statement Nos. 333-64218 and 333-116110 of BioSante on Form S-3 of our report dated March 30, 2006 (which report expresses an unqualified opinion and includes and explanatory paragraph that indicates that BioSante is in the development stage), appearing in the Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 30, 2006